Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, Chief Financial Officer
317-704-6000
PondelWilkinson Inc.
Roger Pondel/Angie Yang
310-279-5980
BELL INDUSTRIES COMPLETES SALE OF CERTAIN ASSETS TO SPRINT NEXTEL
FOR $13.5 MILLION
— Company Receives Initial Payment of $12.5 Million in Cash —
     INDIANAPOLIS — October 15, 2007 — Bell Industries, Inc. (AMEX:BI) today announced it has completed the sale of certain assets to Sprint Nextel Corp. for $13.5 million. The company received $12.5 million cash today upon completion of the transaction, with the remaining balance due in 18 months, subject to certain conditions.
     Bell said the assets represent stock ownership interests in entities that hold Federal Communications Commission (FCC) licenses to operate wireless communications in certain bandwidths. Originally acquired as part of Bell’s purchase of SkyTel Corp earlier this year, the assets were not integral to the division’s current business operations and have no impact on the services provided to SkyTel customers.
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
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